Exhibit 99.1

News Release
Contacts: Dana Ripley Media (612) 303-3167	Sean O’Connor Investors/Analysts (612) 303-0778

U.S. BANCORP REPORTS SECOND QUARTER 2015 EARNINGS

Record Earnings Per Diluted Common Share

Return on average assets of 1.46 percent and average common equity of 14.3 percent

Returned 76 percent of second quarter earnings to shareholders

MINNEAPOLIS, July 15, 2015 — U.S. Bancorp (NYSE: USB) today reported net income of $1,483 million for the second quarter of 2015, or $0.80 per diluted common share, compared with $1,495 million, or $0.78 per diluted common share, in the second quarter of 2014.

Highlights for the second quarter of 2015 included:

➢	Return on average assets of 1.46 percent and average common equity of 14.3 percent

➢	Growth in average total loans of 4.0 percent over the second quarter of 2014 and 0.7 percent on a linked quarter basis (excluding student loans, which were reclassified to held for sale at the end of the first quarter of 2015)

¡	Growth in average total commercial loans of 11.0 percent over the second quarter of 2014 and 2.1 percent over the first quarter of 2015

¡	Growth in average commercial and commercial real estate revolving commitments of 10.5 percent year-over-year and 2.0 percent over the prior quarter

¡	Growth in total other retail loans of 5.7 percent over the second quarter of 2014 and 1.7 over the first quarter of 2015 (excluding student loans)

➢	Strong new lending activity of $54.2 billion during the second quarter, including:

¡	$29.7 billion of new and renewed commercial and commercial real estate commitments

¡	$3.1 billion of lines related to new credit card accounts

¡	$21.4 billion of mortgage and other retail loan originations

➢	Growth in average total deposits of 8.9 percent over the second quarter of 2014 and 2.6 percent on a linked quarter basis

¡	Average low cost deposits, including noninterest-bearing and total savings deposits, grew by 13.3 percent year-over-year and 4.4 percent on a linked quarter basis

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

➢	Net interest income growth over the second quarter of 2014 driven by 9.1 percent growth in average earning assets, partially offset by the impact of the 2014 wind down of the Checking Account Advance (“CAA”) product. Net interest income increased over the previous quarter mainly due to an additional day in the quarter.

➢	Trust and investment management fees increased 7.4 percent on a year-over-year basis

➢	Improving trends in payments-related fee revenue led by merchant processing services which increased 7.6 percent on a year-over-year basis (excluding the impact of foreign currency rate changes).

➢	Decline in net charge-offs of 15.2 percent on a year-over-year basis. Net charge-offs increased modestly (6.1 percent) over the previous quarter as a result of lower recoveries. Provision for credit losses was $15 million less than net charge-offs in the current quarter.

➢	Decreases in nonperforming assets of 7.0 percent on a linked quarter basis and 18.8 percent on a year-over-year basis

➢	Capital generation resulted in a return of 76 percent of second quarter earnings to shareholders through dividends and the buyback of 14 million common shares, and continued to reinforce capital position. Ratios at June 30, 2015, were:

¡	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach of 9.2 percent and for the Basel III fully implemented advanced approaches of 12.4 percent

¡	Basel III transitional standardized approach:

¡	Common equity tier 1 capital ratio of 9.5 percent

¡	Tier 1 capital ratio of 11.0 percent

¡	Total risk-based capital ratio of 13.1 percent

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp once again demonstrated the effectiveness of its business model as we delivered solid second quarter financial results in a challenging operating environment for financial institutions. We achieved net income of $1.48 billion, or $0.80 per diluted common share and continue to realize industry-leading performance measures, with a return on average assets (ROA) of 1.46 percent, return on average common equity (ROE) of 14.3 percent, and an efficiency ratio of 53.2 percent. As we pursue our vision for the future, we must continue to balance the investments we make in our highest return initiatives with prudent financial discipline – that’s the nature of navigating through this low interest rate environment. Furthermore, because of the overall strength and consistency of our results, we returned 76 percent of our earnings to shareholders through dividends and share buybacks in the second quarter.”

Davis continued, “Regardless of the operating environment, we are also well positioned to create value for our customers and shareholders, primarily because of our diverse business profile, which allows us to balance revenue generation between our margin and fee businesses. As we execute on the fundamentals of our core businesses, we are also investing in our omnichannel competencies as consumers’ needs, behaviors, and expectations rapidly evolve. We are intersecting our digital banking channels with our traditional banking channels to provide our customers with U.S. Bank’s full portfolio of products, services, and capabilities, which we believe will fuel future growth. The investment we are making in our omnichannel initiative is one of the reasons U.S. Bank’s Digital and Innovation team was named as an innovator to watch in 2015 by Bank Innovation magazine. We are proud of this recognition and it reflects our capacity to focus on the long term, while we manage through a difficult short term.”

“U.S. Bancorp continues to deliver a solid financial result because of the hard work, dedication, and determination of our people. We have a proven track record of success and we remain confident in our ability to address our customers’ and clients’ distinct financial objectives in any economic environment – because of our team of 67,000 passionate U.S. Bankers. As we navigate through these uncertain economic times, we will continue to take appropriate and effective actions, including expense controls, to ensure that we are meeting our value creation objectives for customers and shareholders.”

Net income attributable to U.S. Bancorp was $1,483 million for the second quarter of 2015, 0.8 percent lower than the $1,495 million for the second quarter of 2014, and 3.6 percent higher than the $1,431 million for the first quarter of 2015. Diluted earnings per common share of $0.80 in the second quarter of 2015 were a record high, $0.02 higher than the second quarter of 2014 and $0.04 higher than the previous quarter.

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

Return on average assets and return on average common equity were 1.46 percent and 14.3 percent, respectively, for the second quarter of 2015, compared with 1.60 percent and 15.1 percent, respectively, for the second quarter of 2014. The provision for credit losses was lower than net charge-offs by $15 million in the first and second quarters of 2015 and $25 million lower than net charge-offs in the second quarter of 2014.

EARNINGS SUMMARY								Table 1
($ in millions, except per-share data)	2Q 2015	1Q 2015	2Q 2014	Percent Change 2Q15 vs 1Q15	Percent Change 2Q15 vs 2Q14	YTD 2015	YTD 2014	Percent Change

Net income attributable to U.S. Bancorp	$1,483	$1,431	$1,495	3.6	(.8)	$2,914	$2,892	.8
Diluted earnings per common share	$.80	$.76	$.78	5.3	2.6	$1.56	$1.51	3.3

Return on average assets (%)	1.46	1.44	1.60			1.45	1.58
Return on average common equity (%)	14.3	14.1	15.1			14.2	14.9
Net interest margin (%)	3.03	3.08	3.27			3.05	3.31
Efficiency ratio (%) (a)	53.2	54.3	53.1			53.7	53.0
Tangible efficiency ratio (%) (a)	52.3	53.4	52.1			52.9	52.0

Dividends declared per common share	$.255	$.245	$.245	4.1	4.1	$.500	$.475	5.3
Book value per common share (period end)	$22.51	$22.20	$20.98	1.4	7.3

(a)    Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses), and for tangible efficiency ratio, intangible amortization.

Net income attributable to U.S. Bancorp for the second quarter of 2015 was $12 million (0.8 percent) lower than the second quarter of 2014, and $52 million (3.6 percent) higher than the first quarter of 2015. The second quarter of 2014 included two previously disclosed notable items impacting other noninterest income and other noninterest expense that, together, had no impact to diluted earnings per common share. The decrease in net income year-over-year was principally due to a reduction in net interest income related to the CAA product wind down, a decrease in mortgage banking revenue primarily due to the valuation of servicing rights net of hedging activities and an increase in noninterest expense (excluding the prior year notable item). Partially offsetting these increases was a decline in the provision for credit losses. The increase in net income on a linked quarter basis was primarily due to increases in fee-based revenue.

Total net revenue on a taxable-equivalent basis for the second quarter of 2015 was $5,042 million, which was $146 million (2.8 percent) lower than the second quarter of 2014, as a result of the prior year notable item (“Visa stock sale”), partially offset by a 0.9 percent increase in net interest income. The increase

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

in net interest income year-over-year was the result of an increase in average earning assets and continued growth in lower cost core deposit funding, partially offset by a $40 million decrease related to the CAA product wind down, lower reinvestment rates on investment securities and continued shift in loan portfolio mix. Noninterest income declined year-over-year as a result of the prior year notable item and lower mortgage banking revenue, partially offset by increases in trust and investment management fees, merchant processing services and credit and debit card revenue. Total net revenue on a taxable-equivalent basis was $136 million (2.8 percent) higher on a linked quarter basis mainly due to seasonally higher fee revenue and an increase in net interest income due to an additional day in the quarter. Growth in noninterest income included increases in merchant processing services, credit and debit card revenue, deposit service charges, commercial products revenue and trust and investment management fees, partially offset by a decrease in mortgage banking revenue.

Total noninterest expense in the second quarter of 2015 was $2,682 million, which was $71 million (2.6 percent) lower than the second quarter of 2014 and $17 million (0.6 percent) higher than the first quarter of 2015. The decrease in total noninterest expense year-over-year was mainly due to a settlement recorded in the prior year relating to the Federal Housing Administration’s insurance program (“FHA DOJ settlement”), partially offset by an increase in compensation expense, reflecting the impact of merit increases, acquisitions, and higher staffing for risk and compliance activities, and increased employee benefits expense mainly due to higher pension costs. The increase in total noninterest expense on a linked quarter basis was primarily due to merit-related increases in compensation expense, along with higher professional services and marketing and business development expenses, partially offset by a decrease in employee benefits expense from seasonally lower payroll taxes.

The Company’s provision for credit losses for the second quarter of 2015 was $281 million, $17 million (6.4 percent) higher than the prior quarter and $43 million (13.3 percent) lower than the second quarter of 2014. The provision for credit losses was lower than net charge-offs by $15 million in the first and second quarters of 2015 and $25 million lower than net charge-offs in the second quarter of 2014. Net charge-offs in the second quarter of 2015 were $296 million, compared with $279 million in the first quarter of 2015, and $349 million in the second quarter of 2014. Given current economic conditions, the Company expects the level of net charge-offs to remain relatively stable in the third quarter of 2015.

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

INCOME STATEMENT HIGHLIGHTS								Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)	2Q 2015	1Q 2015	2Q 2014	Percent Change 2Q15 vs 1Q15	Percent Change 2Q15 vs 2Q14	YTD 2015	YTD 2014	Percent Change

Net interest income	$2,770	$2,752	$2,744	.7	.9	$5,522	$5,450	1.3
Noninterest income	2,272	2,154	2,444	5.5	(7.0)	4,426	4,552	(2.8)

Total net revenue	5,042	4,906	5,188	2.8	(2.8)	9,948	10,002	(.5)
Noninterest expense	2,682	2,665	2,753	.6	(2.6)	5,347	5,297	.9

Income before provision and taxes	2,360	2,241	2,435	5.3	(3.1)	4,601	4,705	(2.2)
Provision for credit losses	281	264	324	6.4	(13.3)	545	630	(13.5)

Income before taxes	2,079	1,977	2,111	5.2	(1.5)	4,056	4,075	(.5)
Taxable-equivalent adjustment	54	54	55	—	(1.8)	108	111	(2.7)
Applicable income taxes	528	479	547	10.2	(3.5)	1,007	1,043	(3.5)

Net income	1,497	1,444	1,509	3.7	(.8)	2,941	2,921	.7
Net (income) loss attributable to noncontrolling interests	(14)	(13)	(14)	(7.7)	—	(27)	(29)	6.9

Net income attributable to U.S. Bancorp	$1,483	$1,431	$1,495	3.6	(.8)	$2,914	$2,892	.8

Net income applicable to U.S. Bancorp common shareholders	$1,417	$1,365	$1,427	3.8	(.7)	$2,782	$2,758	.9

Diluted earnings per common share	$.80	$.76	$.78	5.3	2.6	$1.56	$1.51	3.3

Net Interest Income

Net interest income on a taxable-equivalent basis in the second quarter of 2015 was $2,770 million, an increase of $26 million (0.9 percent) over the second quarter of 2014. The increase was the result of growth in average earning assets, partially offset by lower rates on new loans and a continued shift in loan portfolio mix, lower rates on investment securities and the CAA product wind down. Average earning assets were $30.4 billion (9.1 percent) higher than the second quarter of 2014, driven by increases of $14.8 billion (16.9 percent) in average investment securities, $6.1 billion (2.5 percent) in average total loans (4.0 percent excluding student loans) and $5.7 billion in average loans held for sale. Net interest income increased $18 million (0.7 percent) on a linked quarter basis, due to an additional day in the current quarter relative to the first quarter of 2015, with higher average earning assets offset by continued shift in loan portfolio mix. The net interest margin in the second quarter of 2015 was 3.03 percent, compared with 3.27 percent in the second quarter of 2014, and 3.08 percent in the first quarter of 2015. The decline in the net interest margin on a year-over-year basis primarily reflected growth in the investment portfolio at lower average rates, as well as lower reinvestment rates on investment securities, lower loan fees due to the CAA product wind down, lower rates on new loans and a change in loan portfolio mix, partially offset by lower funding costs. On a linked quarter

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

basis, the reduction in the net interest margin was principally due to continued change in loan portfolio mix, the impact of higher cash balances at the Federal Reserve as a result of continued deposit growth, along with growth in lower rate investment securities and lower investment portfolio reinvestment rates.

Average investment securities in the second quarter of 2015 were $14.8 billion (16.9 percent) higher year-over-year and $1.7 billion (1.7 percent) higher than the prior quarter. These increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities, to support regulatory liquidity coverage ratio requirements.

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)	2Q 2015	1Q 2015	2Q 2014	Change 2Q15 vs 1Q15	Change 2Q15 vs 2Q14	YTD 2015	YTD 2014	Change

Components of net interest income
Income on earning assets	$3,123	$3,116	$3,104	$7	$19	$6,239	$6,182	$57
Expense on interest-bearing liabilities	353	364	360	(11)	(7)	717	732	(15)

Net interest income	$2,770	$2,752	$2,744	$18	$26	$5,522	$5,450	$72

Average yields and rates paid
Earning assets yield	3.42%	3.49%	3.70%	(.07)%	(.28)%	3.45%	3.75%	(.30)%
Rate paid on interest-bearing liabilities	.52	.55	.58	(.03)	(.06)	.54	.61	(.07)

Gross interest margin	2.90%	2.94%	3.12%	(.04)%	(.22)%	2.91%	3.14%	(.23)%

Net interest margin	3.03%	3.08%	3.27%	(.05)%	(.24)%	3.05%	3.31%	(.26)%

Average balances
Investment securities (a)	$102,391	$100,712	$87,583	$1,679	$14,808	$101,556	$84,915	$16,641
Loans	246,560	247,950	240,480	(1,390)	6,080	247,251	238,182	9,069
Earning assets	366,428	360,841	335,992	5,587	30,436	363,650	331,136	32,514
Interest-bearing liabilities	270,573	267,882	246,886	2,691	23,687	269,235	242,605	26,630

(a) Excludes unrealized gain (loss)

Average total loans were $6.1 billion (2.5 percent) higher in the second quarter of 2015 than the second quarter of 2014, ($9.5 billion, 4.0 percent, excluding student loans), driven by growth in total commercial loans (11.0 percent), total other retail loans (5.7 percent excluding student loans), total commercial real estate (4.8 percent) and credit card (1.3 percent). These increases were partially offset by declines in covered loans (35.4 percent), including the impact of the expiration of the loss sharing agreements on commercial and commercial real estate assets at the end of 2014, and residential mortgages (1.4 percent). Average total loans were $1.4 billion (0.6 percent) lower in the second quarter of 2015 than the first quarter of 2015. Excluding student loans, average total loans were 0.7 percent higher in the second quarter of 2015 than the first quarter

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

of 2015. The increase was driven by growth in total commercial loans (2.1 percent), partially offset by declines in covered loans (2.6 percent), credit card (1.2 percent) and residential mortgages (0.6 percent).

AVERAGE LOANS								Table 4
($ in millions)	2Q 2015	1Q 2015	2Q 2014	Percent Change 2Q15 vs 1Q15	Percent Change 2Q15 vs 2Q14	YTD 2015	YTD 2014	Percent Change

Commercial	$77,932	$76,183	$69,920	2.3	11.5	$77,062	$67,794	13.7
Lease financing	5,321	5,325	5,100	(.1)	4.3	5,323	5,145	3.5

Total commercial	83,253	81,508	75,020	2.1	11.0	82,385	72,939	13.0

Commercial mortgages	32,499	33,119	32,001	(1.9)	1.6	32,807	32,025	2.4
Construction and development	9,947	9,552	8,496	4.1	17.1	9,751	8,250	18.2

Total commercial real estate	42,446	42,671	40,497	(.5)	4.8	42,558	40,275	5.7

Residential mortgages	51,114	51,426	51,815	(.6)	(1.4)	51,269	51,700	(.8)

Credit card	17,613	17,823	17,384	(1.2)	1.3	17,718	17,395	1.9

Retail leasing	5,696	5,819	6,014	(2.1)	(5.3)	5,756	5,997	(4.0)
Home equity and second mortgages	15,958	15,897	15,327	.4	4.1	15,928	15,346	3.8
Other	25,415	27,604	26,587	(7.9)	(4.4)	26,504	26,450	.2

Total other retail (a)	47,069	49,320	47,928	(4.6)	(1.8)	48,188	47,793	.8

Total loans, excluding covered loans	241,495	242,748	232,644	(.5)	3.8	242,118	230,102	5.2

Covered loans	5,065	5,202	7,836	(2.6)	(35.4)	5,133	8,080	(36.5)

Total loans	$246,560	$247,950	$240,480	(.6)	2.5	$247,251	$238,182	3.8

(a) The Company transferred all of its student loans to loans held for sale at the end of the first quarter of 2015.

Total other retail	$47,069	$49,320	$47,928	(4.6)	(1.8)	$48,188	$47,793	.8
Less: Student loans	—	(3,045)	(3,409)	nm	nm	(1,514)	(3,467)	(56.3)

Total other retail excluding student loans	$47,069	$46,275	$44,519	1.7	5.7	$46,674	$44,326	5.3

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

Average total deposits for the second quarter of 2015 were $23.4 billion (8.9 percent) higher than the second quarter of 2014. Average noninterest-bearing deposits increased $5.5 billion (7.7 percent) year-over-year, mainly in Wholesale Banking and Commercial Real Estate and Consumer and Small Business Banking. Average total savings deposits were $23.8 billion (16.1 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking, corporate trust and Wholesale Banking and Commercial Real Estate balances. Growth in total savings deposits is primarily due to continued strong participation in a savings product offered by Consumer and Small Business Banking, including an increase in new accounts and increased balances from existing customers. Average time deposits less than $100,000 were $1.0 billion (9.5 percent) lower due to maturities, while average time deposits greater than $100,000 decreased $4.9 billion (15.7 percent), primarily due to declines in Wholesale Banking and Commercial Real Estate, corporate trust and Consumer and Small Business Banking balances. Time deposits greater than $100,000 are primarily managed as an alternative to other funding sources, such as wholesale borrowing, based largely on funding needs and relative pricing.

Average total deposits increased $7.3 billion (2.6 percent) over the first quarter of 2015. Average noninterest-bearing deposits increased $2.8 billion (3.8 percent) on a linked quarter basis, due to higher balances in corporate trust, Consumer and Small Business Banking, and Wholesale Banking and Commercial Real Estate. Average total savings deposits increased $7.6 billion (4.6 percent), reflecting increases in corporate trust, Consumer and Small Business Banking, and Wholesale Banking and Commercial Real Estate. Compared with the first quarter of 2015, average time deposits less than $100,000 decreased $477 million (4.6 percent) due to maturities. Average time deposits greater than $100,000, which are managed based on funding needs, decreased $2.7 billion (9.2 percent) on a linked quarter basis, principally due to decreases in Wholesale Banking and Commercial Real Estate and Consumer and Small Business Banking balances.

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

AVERAGE DEPOSITS								Table 5
($ in millions)	2Q 2015	1Q 2015	2Q 2014	Percent Change 2Q15 vs 1Q15	Percent Change 2Q15 vs 2Q14	YTD 2015	YTD 2014	Percent Change

Noninterest-bearing deposits	$77,347	$74,511	$71,837	3.8	7.7	$75,937	$71,333	6.5
Interest-bearing savings deposits
Interest checking	55,205	54,658	52,989	1.0	4.2	54,933	52,152	5.3
Money market savings	79,898	73,889	61,370	8.1	30.2	76,910	60,313	27.5
Savings accounts	37,071	36,033	33,991	2.9	9.1	36,555	33,597	8.8

Total of savings deposits	172,174	164,580	148,350	4.6	16.1	168,398	146,062	15.3
Time deposits less than $100,000	9,933	10,410	10,971	(4.6)	(9.5)	10,170	11,206	(9.2)
Time deposits greater than $100,000	26,290	28,959	31,193	(9.2)	(15.7)	27,617	31,327	(11.8)

Total interest-bearing deposits	208,397	203,949	190,514	2.2	9.4	206,185	188,595	9.3

Total deposits	$285,744	$278,460	$262,351	2.6	8.9	$282,122	$259,928	8.5

Noninterest Income

Second quarter noninterest income was $2,272 million, which was $172 million (7.0 percent) lower than the second quarter of 2014 and $118 million (5.5 percent) higher than the first quarter of 2015. The year-over-year decrease in noninterest income was primarily due to a decrease in other income from Visa stock sales and lower mortgage banking revenue. The $47 million (16.9 percent) decrease in mortgage banking revenue was primarily due to an unfavorable change in the valuation of mortgage servicing rights (“MSRs”), net of hedging activities. Partially offsetting these decreases were increases in trust and investment management fees, merchant processing services and credit and debit card revenue. Trust and investment management fees increased $23 million (7.4 percent) year-over-year, reflecting the benefits of the Company’s investments in corporate trust and fund services businesses, as well as account growth and improved market conditions. Merchant processing services increased $11 million as a result of transaction volumes and account growth. Adjusted for the $18 million impact of foreign currency rate changes, merchant processing revenue growth would have been approximately 7.6 percent. Credit and debit card revenue increased $7 million (2.7 percent) due to higher transaction volumes.

Noninterest income was $118 million (5.5 percent) higher in the second quarter of 2015 than the first quarter of 2015, principally due to seasonally higher fee revenue in merchant processing services, credit and debit card revenue and deposit service charges. Commercial products revenue increased $14 million (7.0 percent) primarily due to higher syndication fees. Trust and investment management fees were $12 million

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

(3.7 percent) higher than the prior quarter due to increases in corporate trust and fund services revenue. Partially offsetting these increases was a decrease in mortgage banking revenue of $9 million (3.8 percent), primarily due to lower origination revenue.

NONINTEREST INCOME								Table 6
($ in millions)	2Q 2015	1Q 2015	2Q 2014	Percent Change 2Q15 vs 1Q15	Percent Change 2Q15 vs 2Q14	YTD 2015	YTD 2014	Percent Change

Credit and debit card revenue	$266	$241	$259	10.4	2.7	$507	$498	1.8
Corporate payment products revenue	178	170	182	4.7	(2.2)	348	355	(2.0)
Merchant processing services	395	359	384	10.0	2.9	754	740	1.9
ATM processing services	80	78	82	2.6	(2.4)	158	160	(1.3)
Trust and investment management fees	334	322	311	3.7	7.4	656	615	6.7
Deposit service charges	174	161	171	8.1	1.8	335	328	2.1
Treasury management fees	142	137	140	3.6	1.4	279	273	2.2
Commercial products revenue	214	200	221	7.0	(3.2)	414	426	(2.8)
Mortgage banking revenue	231	240	278	(3.8)	(16.9)	471	514	(8.4)
Investment products fees	48	47	47	2.1	2.1	95	93	2.2
Securities gains (losses), net	—	—	—	—	—	—	5	nm
Other	210	199	369	5.5	(43.1)	409	545	(25.0)

Total noninterest income	$2,272	$2,154	$2,444	5.5	(7.0)	$4,426	$4,552	(2.8)

Noninterest Expense

Noninterest expense in the second quarter of 2015 totaled $2,682 million, a decrease of $71 million (2.6 percent) from the second quarter of 2014, and a $17 million (0.6 percent) increase over the first quarter of 2015. The decrease in total noninterest expense year-over-year was primarily the result of the second quarter 2014 FHA DOJ settlement. Partially offsetting this decrease was a $71 million (6.3 percent) increase in compensation expense, reflecting the impact of merit increases, acquisitions, and higher staffing for risk and compliance activities, and higher employee benefits expense of $36 million (14.0 percent) primarily driven by higher pension costs. Postage, printing and supplies decreased $16 million (20.0 percent), reflecting reimbursement from a business partner.

Noninterest expense increased $17 million (0.6 percent) on a linked quarter basis, primarily due to increases in professional services of $29 million (37.7 percent) due to mortgage servicing and compliance related matters, marketing and business development of $26 million (37.1 percent) due to the timing of various marketing programs in Consumer and Small Business Banking and Payments Services, and

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

compensation expense of $17 million (1.4 percent), principally reflecting the impact of merit increases. Partially offsetting these increases was a $24 million (7.6 percent) decrease in employee benefits expense primarily resulting from seasonally lower payroll taxes and a $20 million (4.6 percent) decrease in other expense primarily due to insurance-related recoveries.

NONINTEREST EXPENSE								Table 7
($ in millions)	2Q 2015	1Q 2015	2Q 2014	Percent Change 2Q15 vs 1Q15	Percent Change 2Q15 vs 2Q14	YTD 2015	YTD 2014	Percent Change

Compensation	$1,196	$1,179	$1,125	1.4	6.3	$2,375	$2,240	6.0
Employee benefits	293	317	257	(7.6)	14.0	610	546	11.7
Net occupancy and equipment	247	247	241	—	2.5	494	490	.8
Professional services	106	77	97	37.7	9.3	183	180	1.7
Marketing and business development	96	70	96	37.1	—	166	175	(5.1)
Technology and communications	221	214	214	3.3	3.3	435	425	2.4
Postage, printing and supplies	64	82	80	(22.0)	(20.0)	146	161	(9.3)
Other intangibles	43	43	48	—	(10.4)	86	97	(11.3)
Other	416	436	595	(4.6)	(30.1)	852	983	(13.3)

Total noninterest expense	$2,682	$2,665	$2,753	.6	(2.6)	$5,347	$5,297	.9

Provision for Income Taxes

The provision for income taxes for the second quarter of 2015 resulted in a tax rate on a taxable-equivalent basis of 28.0 percent (effective tax rate of 26.1 percent), compared with 28.5 percent (effective tax rate of 26.6 percent) in the second quarter of 2014, and 27.0 percent (effective tax rate of 24.9 percent) in the first quarter of 2015. The increase was the result of resolution of certain tax matters in the first quarter of 2015.

Credit Quality

The allowance for credit losses was $4,326 million at June 30, 2015, compared with $4,351 million at March 31, 2015, and $4,449 million at June 30, 2014. Nonperforming assets decreased on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. Total net charge-offs in the second quarter of 2015 were $296 million, compared with $279 million in the first quarter of 2015, and $349 million in the second quarter of 2014. The $17 million (6.1 percent) increase in net charge-offs on a linked quarter basis was primarily due to lower recoveries in the current quarter, while the $53 million (15.2

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

percent) decrease in net charge-offs on a year-over-year basis reflected improvements in residential mortgages, total other retail, commercial, and construction and development. The Company recorded $281 million of provision for credit losses in the current quarter, which was $15 million less than net charge-offs.

The ratio of the allowance for credit losses to period-end loans was 1.74 percent at June 30, 2015, compared with 1.77 percent at March 31, 2015, and 1.82 percent at June 30, 2014. The ratio of the allowance for credit losses to nonperforming loans was 349 percent at June 30, 2015, compared with 322 percent at March 31, 2015, and 279 percent at June 30, 2014.

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

ALLOWANCE FOR CREDIT LOSSES									Table 8
($ in millions)	2Q		1Q		4Q		3Q		2Q
	2015	% (b)	2015	% (b)	2014	% (b)	2014	% (b)	2014	% (b)

Balance, beginning of period	$4,351		$4,375		$4,414		$4,449		$4,497
Net charge-offs
Commercial	39	.20	40	.21	48	.26	52	.29	52	.30
Lease financing	3	.23	3	.23	(2)	(.15)	6	.46	3	.24

Total commercial	42	.20	43	.21	46	.23	58	.30	55	.29
Commercial mortgages	4	.05	(1)	(.01)	(3)	(.04)	1	.01	(6)	(.08)
Construction and development	(3)	(.12)	(17)	(.72)	(7)	(.30)	3	.13	2	.09

Total commercial real estate	1	.01	(18)	(.17)	(10)	(.10)	4	.04	(4)	(.04)
Residential mortgages	33	.26	35	.28	39	.30	42	.32	57	.44
Credit card	169	3.85	163	3.71	160	3.53	158	3.53	170	3.92
Retail leasing	1	.07	1	.07	1	.07	—	—	1	.07
Home equity and second mortgages	11	.28	14	.36	17	.43	24	.61	23	.60
Other	39	.62	41	.60	52	.76	49	.72	45	.68

Total other retail	51	.43	56	.46	70	.57	73	.59	69	.58

Total net charge-offs, excluding covered loans	296	.49	279	.47	305	.51	335	.56	347	.60
Covered loans	—	—	—	—	3	.17	1	.05	2	.10

Total net charge-offs	296	.48	279	.46	308	.50	336	.55	349	.58
Provision for credit losses	281		264		288		311		324
Other changes (a)	(10)		(9)		(19)		(10)		(23)

Balance, end of period	$4,326		$4,351		$4,375		$4,414		$4,449

Components
Allowance for loan losses	$4,013		$4,023		$4,039		$4,065		$4,132
Liability for unfunded credit commitments	313		328		336		349		317

Total allowance for credit losses	$4,326		$4,351		$4,375		$4,414		$4,449

Gross charge-offs	$380		$383		$415		$410		$432
Gross recoveries	$84		$104		$107		$74		$83
Allowance for credit losses as a percentage of Period-end loans, excluding covered loans	1.76		1.79		1.78		1.81		1.83
Nonperforming loans, excluding covered loans	348		321		297		291		294
Nonperforming assets, excluding covered assets	279		261		245		245		246
Period-end loans	1.74		1.77		1.77		1.80		1.82
Nonperforming loans	349		322		298		282		279
Nonperforming assets	274		257		242		230		229

(a)    Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.

(b) Annualized and calculated on average loan balances

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

Nonperforming assets at June 30, 2015, totaled $1,577 million, compared with $1,696 million at March 31, 2015, and $1,943 million at June 30, 2014. The ratio of nonperforming assets to loans and other real estate was 0.63 percent at June 30, 2015, compared with 0.69 percent at March 31, 2015, and 0.80 percent at June 30, 2014. The decrease in nonperforming assets was driven primarily by reductions in the commercial and total commercial real estate portfolios and in covered loans. The Company expects total nonperforming assets to remain relatively stable in the third quarter of 2015. The ratio of the allowance for credit losses to period-end loans was 1.74 percent at June 30, 2015, compared with 1.77 percent at March 31, 2015, and 1.82 percent at June 30, 2014.

Accruing loans 90 days or more past due were $801 million ($469 million excluding covered loans) at June 30, 2015, compared with $880 million ($521 million excluding covered loans) at March 31, 2015, and $1,038 million ($581 million excluding covered loans) at June 30, 2014.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES					Table 9
(Percent)
	Jun 30 2015	Mar 31 2015	Dec 31 2014	Sep 30 2014	Jun 30 2014

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.05	.05	.05	.05	.06
Commercial real estate	.05	.07	.05	.03	.06
Residential mortgages	.30	.33	.40	.41	.49
Credit card	1.03	1.19	1.13	1.10	1.06
Other retail	.14	.15	.15	.16	.15
Total loans, excluding covered loans	.19	.22	.23	.22	.25
Covered loans	6.66	7.01	7.48	6.10	6.14
Total loans	.32	.36	.38	.39	.43

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.16	.16	.19	.27	.30
Commercial real estate	.46	.58	.65	.62	.62
Residential mortgages	1.80	1.95	2.07	2.02	2.06
Credit card	1.12	1.32	1.30	1.32	1.35
Other retail	.51	.55	.53	.53	.54
Total loans, excluding covered loans	.70	.77	.83	.84	.87
Covered loans	6.88	7.25	7.74	7.34	7.73
Total loans	.82	.91	.97	1.03	1.08

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

ASSET QUALITY					Table 10
($ in millions)
	Jun 30 2015	Mar 31 2015	Dec 31 2014	Sep 30 2014	Jun 30 2014

Nonperforming loans
Commercial	$78	$74	$99	$161	$174
Lease financing	12	13	13	12	16

Total commercial	90	87	112	173	190

Commercial mortgages	116	142	175	147	121
Construction and development	59	75	84	94	105

Total commercial real estate	175	217	259	241	226

Residential mortgages	769	825	864	841	818
Credit card	16	22	30	40	52
Other retail	178	187	187	184	191

Total nonperforming loans, excluding covered loans	1,228	1,338	1,452	1,479	1,477

Covered loans	11	12	14	88	119

Total nonperforming loans	1,239	1,350	1,466	1,567	1,596

Other real estate (a)	287	293	288	275	279
Covered other real estate (a)	35	37	37	72	58
Other nonperforming assets	16	16	17	9	10

Total nonperforming assets (b)	$1,577	$1,696	$1,808	$1,923	$1,943

Total nonperforming assets, excluding covered assets	$1,531	$1,647	$1,757	$1,763	$1,766

Accruing loans 90 days or more past due, excluding covered loans	$469	$521	$550	$532	$581

Accruing loans 90 days or more past due	$801	$880	$945	$962	$1,038

Performing restructured loans, excluding GNMA and covered loans	$2,815	$2,684	$2,832	$2,818	$2,911

Performing restructured GNMA and covered loans	$2,111	$2,186	$2,273	$2,685	$3,072

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.63	.68	.72	.74	.75

Nonperforming assets to loans plus ORE (%)	.63	.69	.73	.78	.80

(a) Includes equity investments in entities whose principal assets are other real estate owned.
(b) Does not include accruing loans 90 days or more past due.

Capital Management

Total U.S. Bancorp shareholders’ equity was $44.5 billion at June 30, 2015, compared with $44.3 billion at March 31, 2015, and $42.7 billion at June 30, 2014. During the second quarter, the Company returned 76 percent of second quarter earnings to shareholders, including $452 million in common stock dividends and $624 million of repurchased common stock.

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

COMMON SHARES					Table 11
(Millions)	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014

Beginning shares outstanding	1,780	1,786	1,795	1,809	1,821
Shares issued for stock incentive plans, acquisitions and other corporate purposes	1	6	2	2	3
Shares repurchased	(14)	(12)	(11)	(16)	(15)

Ending shares outstanding	1,767	1,780	1,786	1,795	1,809

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III standardized approach as if fully implemented was 9.2 percent at June 30, 2015, and at March 31, 2015, compared with 8.9 percent at June 30, 2014, and the common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III advanced approaches as if fully implemented was 12.4 percent at June 30, 2015, compared with 11.8 percent at March 31, 2015, and 11.7 percent at June 30, 2014. Under the Basel III transitional standardized approach, the common equity tier 1 capital ratio was 9.5 percent at June 30, 2015, compared with 9.6 percent at March 31, 2015, and at June 30, 2014. The tier 1 capital ratio was 11.0 percent at June 30, 2015, compared with 11.1 percent at March 31, 2015, and 11.3 percent at June 30, 2014. Under the Basel III transitional advanced approaches, the common equity tier 1 capital to risk-weighted assets ratio was 12.9 percent at June 30, 2015, compared with 12.3 percent at March 31, 2015, and at June 30, 2014. The tangible common equity to tangible assets ratio was 7.5 percent at June 30, 2015, compared with 7.6 percent at March 31, 2015, and 7.5 percent at June 30, 2014.

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

CAPITAL POSITION					Table 12
($ in millions)	Jun 30 2015	Mar 31 2015	Dec 31 2014	Sep 30 2014	Jun 30 2014

Total U.S. Bancorp shareholders’ equity	$44,537	$44,277	$43,479	$43,141	$42,700

Standardized Approach

Basel III transitional standardized approach
Common equity tier 1 capital	$31,674	$31,308	$30,856	$30,213	$29,760
Tier 1 capital	36,748	36,382	36,020	35,377	34,924
Total risk-based capital	43,526	43,558	43,208	42,509	41,034

Common equity tier 1 capital ratio	9.5%	9.6%	9.7%	9.7%	9.6%
Tier 1 capital ratio	11.0	11.1	11.3	11.3	11.3
Total risk-based capital ratio	13.1	13.3	13.6	13.6	13.2
Leverage ratio	9.2	9.3	9.3	9.4	9.6

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach	9.2	9.2	9.0	9.0	8.9

Advanced Approaches

Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.9	12.3	12.4	12.4	12.3

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches	12.4	11.8	11.8	11.8	11.7

Tangible common equity to tangible assets	7.5	7.6	7.5	7.6	7.5
Tangible common equity to risk-weighted assets	9.2	9.3	9.3	9.3	9.2

Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the following four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2015, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $245 million of the Company’s net income in the second quarter of 2015, compared with $272 million in the second quarter of 2014 and $209 million in the first quarter of 2015. Wholesale Banking and Commercial Real Estate’s net income decreased $27 million (9.9 percent) from the same quarter of 2014 due to a decrease in total net revenue and an increase in total noninterest expense. Total net revenue decreased by $34 million (4.5 percent), due to a 0.4 percent decrease in net interest income and a 12.5 percent decrease in total noninterest income. Net interest income decreased by $2 million (0.4 percent) year-over-year, primarily due to an increase in average total loans and deposits offset by lower rates and fees on loans. Total noninterest income decreased by $32 million (12.5 percent), driven by lower wholesale transaction activity and loan-related fees, partially offset by higher commercial leasing revenue and higher syndication fees. Total noninterest expense was $9 million (2.8 percent) higher compared with a year ago, due to an increase in the FDIC insurance assessment allocation, based on the level of commitments, and variable compensation expense. The provision for credit losses was flat year-over-year.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the second quarter of 2015 was $36 million (17.2 percent) higher than the first quarter of 2015, due to an increase in total net revenue and a decrease in the provision for credit losses, along with a decrease in total noninterest expense. Total net revenue increased by $11 million (1.5 percent) compared with the prior quarter. Net interest income increased by $7 million (1.4 percent) on a linked quarter basis, primarily due to an additional day in the quarter and higher average loans, partially offset by lower rates and fees on loans. Total noninterest income increased by $4 million (1.8 percent) due to a seasonal increase in treasury management fees and higher equity investment revenue, partially offset by higher loan-related charges. Total noninterest expense decreased by $6 million (1.8 percent) due to lower net shared services expense and a decrease in employee benefits expense due to seasonally lower payroll taxes, partially offset by an increase in production incentive

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

costs and an increase in compensation. The provision for credit losses decreased by $39 million (68.4 percent) due to a favorable change in the reserve allocation driven by prior quarter reserves related to energy prices and a decrease in net charge-offs.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking, in-store banking, small business banking, indirect lending, workplace banking, student banking and omnichannel (collectively, the retail banking division), as well as mortgage banking. Consumer and Small Business Banking contributed $321 million of the Company’s net income in the second quarter of 2015, a $66 million (17.1 percent) decrease from the second quarter of 2014 and a $35 million (9.8 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a 5.4 percent decrease in its contribution from the same quarter of last year, principally due to lower total net revenue and an increase in total noninterest expense, partially offset by a lower provision for credit losses. Retail banking’s total net revenue was 4.2 percent lower than the second quarter of 2014. Net interest income decreased 5.4 percent, primarily as a result of lower fees due to the wind down of the CAA product and lower rates on loans, partially offset by higher average loan and deposit balances. Total noninterest income for the retail banking division was relatively flat compared with a year ago. Total noninterest expense for the retail banking division in the second quarter of 2015 increased 5.9 percent over the same quarter of the prior year, primarily due to higher compensation and employee benefits expense, primarily due to merit and higher pension costs. The provision for credit losses for the retail banking division decreased 75.8 percent on a year-over-year basis due to a favorable change in the reserve allocation and lower net charge-offs. The contribution of the mortgage banking division was 40.0 percent lower than the second quarter of 2014, reflecting a decrease in total net revenue, an increase in total noninterest expense and an increase in the provision for credit losses. The division’s 5.8 percent decrease in total net revenue was due to a 14.6 percent increase in net interest income, primarily the result of higher average loans held for sale, offset by a 16.5 percent decrease in total noninterest income, principally due to an unfavorable change in the valuation of MSRs, net of hedging activities. Total noninterest expense was 16.0 percent higher compared with the prior year primarily due to higher mortgage servicing-related expenses and increased compensation expense due to higher pension costs. The $23 million increase in the provision for credit losses for the mortgage banking division was due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

Consumer and Small Business Banking’s contribution in the second quarter of 2015 was $35 million (9.8 percent) lower than the first quarter of 2015, primarily due to an increase in the provision for credit losses and an increase in total noninterest expense, partially offset by an increase in total net revenue. Within Consumer and Small Business Banking, the retail banking division’s contribution decreased 3.6 percent, mainly due to an increase in the provision for credit losses and an increase in total noninterest expense, partially offset by an increase in total net revenue. Total net revenue for the retail banking division increased 1.2 percent compared with the previous quarter. Net interest income was 0.2 percent lower primarily due to lower rates on loans, partially offset by higher average loan and deposit balances. Total noninterest income was 4.7 percent higher on a linked quarter basis, driven by seasonally higher deposit service charges. The provision for credit losses increased $22 million on a linked quarter basis due to an unfavorable change in the reserve allocation and higher net charge-offs. The contribution of the mortgage banking division decreased 25.0 percent from the first quarter of 2015 primarily due to higher total noninterest expense and provision for credit losses. Total net revenue decreased 1.3 percent due to a 3.8 percent decrease in total noninterest income, the result of lower mortgage origination revenue. The decrease in total noninterest income was partially offset by a 2.5 percent increase in net interest income, primarily due to an additional day in the quarter and higher average loans held for sale. Total noninterest expense increased 7.9 percent, primarily reflecting higher mortgage servicing-related expenses, along with higher compensation and employee benefits expense related to merit and higher pension costs. The provision for credit losses for the mortgage banking division increased $18 million on a linked quarter basis primarily due to an unfavorable change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $68 million of the Company’s net income in the second quarter of 2015, compared with $62 million in the second quarter of 2014 and $55 million in the first quarter of 2015. The business line’s contribution was $6 million (9.7 percent) higher than the same quarter of 2014, principally due to an increase in total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased by $20 million (4.5 percent) year-over-year, driven by a $25 million (7.2 percent) increase in total noninterest income, reflecting the impact of account growth and improved market conditions, partially offset by a decrease in net interest income of $5 million (5.2 percent), principally due to a decrease in the margin benefit from corporate trust

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

deposit balances. Total noninterest expense increased by $15 million (4.4 percent) primarily as a result of higher net shared services and compensation and employee benefits expense due to merit and increased pension costs. The provision for credit losses decreased $5 million (83.3 percent) compared with the prior year quarter due to lower net charge-offs and a favorable change in the reserve allocation.

The business line’s contribution in the second quarter of 2015 was $13 million (23.6 percent) higher than the prior quarter. Total net revenue increased $19 million (4.3 percent) on a linked quarter basis, reflecting an increase in net interest income of $3 million (3.4 percent), principally due to higher average deposit balances, and noninterest income of $16 million (4.5 percent), reflecting the benefits of the Company’s investments in corporate trust and fund services businesses, as well as account growth and improved market conditions. Total noninterest expense was $5 million (1.4 percent) lower than the prior quarter primarily as a result of lower net shared services and employee benefits expense due to the seasonal impact. The provision for credit losses increased $3 million on a linked quarter basis due to an unfavorable change in the reserve allocation.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $259 million of the Company’s net income in the second quarter of 2015, compared with $287 million in the second quarter of 2014 and $266 million in the first quarter of 2015. The $28 million (9.8 percent) decrease in the business line’s contribution from the prior year was due to an increase in total noninterest expense and provision for credit losses, partially offset by an increase in total net revenue. Total net revenue increased by $59 million (4.7 percent) year-over-year. Net interest income increased by $41 million (9.8 percent), primarily due to higher average loan balances and fees and improved loan rates. Total noninterest income was $18 million (2.2 percent) higher year-over-year, due to higher merchant processing services revenue driven by increased transaction volumes and product fees, partially offset by the impact of foreign currency rate changes. Total noninterest expense increased by $80 million (13.3 percent) over the second quarter of 2014, primarily due to the allocation to the business line of a previously reserved regulatory item. The provision for credit losses increased by $26 million (14.3 percent) primarily due to an unfavorable change in the reserve allocation.

Payment Services’ contribution in the second quarter of 2015 decreased $7 million (2.6 percent) from the first quarter of 2015. Total net revenue increased $65 million (5.2 percent) on a linked quarter basis driven by higher total noninterest income, offset by higher noninterest expense and provision for credit losses. Net interest income was relatively flat compared with the prior quarter. Total noninterest income

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

increased by $73 million (9.4 percent), reflecting an increase in merchant processing revenue due to higher product fees and volumes, and an increase in credit and debit card revenue due to higher transaction volumes, along with an increase in corporate payment products revenue on higher volumes. Total noninterest expense was $65 million (10.5 percent) higher on a linked quarter basis primarily due to the allocation to the business line of a previously reserved regulatory item. The provision for credit losses was $11 million (5.6 percent) higher on a linked quarter basis due to higher net charge-offs.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, income taxes not allocated to business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $590 million in the second quarter of 2015, compared with $487 million in the second quarter of 2014 and $545 million in the first quarter of 2015. The increase in net income of $103 million (21.1 percent) over the prior year was primarily due to a decrease in total noninterest expense and an increase in net interest income, partially offset by a decrease in total noninterest income. Net interest income increased by $27 million (5.0 percent) from the second quarter of 2014, principally due to growth in the investment portfolio, partially offset by lower income from the run-off of acquired assets. Total noninterest income decreased by $134 million (40.7 percent) from the second quarter of last year, mainly due to the prior year Visa stock sale notable item. Total noninterest expense decreased by $263 million (73.1 percent), principally due to the FHA DOJ settlement and insurance-related recoveries. The provision for credit losses was $4 million higher year-over-year due to an unfavorable change in the reserve allocation and an increase in net charge-offs.

Net income in the second quarter of 2015 was $45 million (8.3 percent) higher on a linked quarter basis, as a decrease in total noninterest expense and an increase in total net revenue were partially offset by an increase in the provision for credit losses. Total net revenue was $30 million (4.1 percent) higher than the prior quarter primarily due to an increase in commercial products revenue, mainly due to higher syndication fees on tax-advantaged projects. The $63 million (39.4 percent) decrease in total noninterest expense was principally due to a reduction of reserves for losses allocated to business lines and seasonally lower payroll taxes and compensation expense, reflecting the seasonal impact of stock based compensation grants, partially offset by increased professional services and higher costs related to investments in tax-advantaged projects. The provision for credit losses was $2 million higher compared with the first quarter of 2015 due to an increase in net charge-offs, partially offset by a favorable change in the reserve allocation.

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 13
($ in millions)
	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			2Q 2015

Business Line	2Q 2015	1Q 2015	2Q 2014	2Q15 vs 1Q15	2Q15 vs 2Q14	YTD 2015	YTD 2014	Percent Change	Earnings Composition
Wholesale Banking and Commercial Real Estate	$245	$209	$272	17.2	(9.9)	$454	$553	(17.9)	16%
Consumer and Small Business Banking	321	356	387	(9.8)	(17.1)	677	743	(8.9)	22
Wealth Management and Securities Services	68	55	62	23.6	9.7	123	124	(.8)	5
Payment Services	259	266	287	(2.6)	(9.8)	525	525	—	17
Treasury and Corporate Support	590	545	487	8.3	21.1	1,135	947	19.9	40

Consolidated Company	$1,483	$1,431	$1,495	3.6	(.8)	$2,914	$2,892	.8	100%

(a) preliminary data

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-4328.

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

On Wednesday, July 15, 2015, at 8:30 a.m. CDT, Richard K. Davis, chairman, president and chief executive officer, and Kathy Rogers, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available online and by telephone. The presentation used during the call will be available at www.usbank.com. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side near the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 48520914. For those unable to participate during the live call, a recording of the call will be available at approximately 11:30 a.m. CDT on Wednesday, July 15 and will be accessible through Wednesday, July 22 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 48520914.

Minneapolis-based U.S. Bancorp (“USB”), with $419 billion in assets as of June 30, 2015, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,164 banking offices in 25 states and 5,020 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Second Quarter 2015 Results

July 15, 2015

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

—	Tangible common equity to tangible assets,
—	Tangible common equity to risk-weighted assets,
—	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach, and
—	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator includes unrealized gains and losses related to available-for-sale securities and excludes preferred securities, including preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

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U.S. Bancorp
Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2015	2014	2015	2014
Interest Income
Loans	$2,463	$2,532	$4,956	$5,054
Loans held for sale	65	24	106	51
Investment securities	505	461	1,000	902
Other interest income	35	30	67	62
Total interest income	3,068	3,047	6,129	6,069
Interest Expense
Deposits	113	114	231	233
Short-term borrowings	62	63	123	132
Long-term debt	177	181	361	365
Total interest expense	352	358	715	730
Net interest income	2,716	2,689	5,414	5,339
Provision for credit losses	281	324	545	630
Net interest income after provision for credit losses	2,435	2,365	4,869	4,709
Noninterest Income
Credit and debit card revenue	266	259	507	498
Corporate payment products revenue	178	182	348	355
Merchant processing services	395	384	754	740
ATM processing services	80	82	158	160
Trust and investment management fees	334	311	656	615
Deposit service charges	174	171	335	328
Treasury management fees	142	140	279	273
Commercial products revenue	214	221	414	426
Mortgage banking revenue	231	278	471	514
Investment products fees	48	47	95	93
Securities gains (losses), net	—	—	—	5
Other	210	369	409	545
Total noninterest income	2,272	2,444	4,426	4,552
Noninterest Expense
Compensation	1,196	1,125	2,375	2,240
Employee benefits	293	257	610	546
Net occupancy and equipment	247	241	494	490
Professional services	106	97	183	180
Marketing and business development	96	96	166	175
Technology and communications	221	214	435	425
Postage, printing and supplies	64	80	146	161
Other intangibles	43	48	86	97
Other	416	595	852	983
Total noninterest expense	2,682	2,753	5,347	5,297
Income before income taxes	2,025	2,056	3,948	3,964
Applicable income taxes	528	547	1,007	1,043
Net income	1,497	1,509	2,941	2,921
Net (income) loss attributable to noncontrolling interests	(14)	(14)	(27)	(29)
Net income attributable to U.S. Bancorp	$1,483	$1,495	$2,914	$2,892
Net income applicable to U.S. Bancorp common shareholders	$1,417	$1,427	$2,782	$2,758
Earnings per common share	$.80	$.79	$1.57	$1.52
Diluted earnings per common share	$.80	$.78	$1.56	$1.51
Dividends declared per common share	$.255	$.245	$.500	$.475
Average common shares outstanding	1,771	1,811	1,776	1,815
Average diluted common shares outstanding	1,779	1,821	1,784	1,825

U.S. Bancorp
Consolidated Ending Balance Sheet

(Dollars in Millions)	June 30, 2015	December 31, 2014	June 30, 2014
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$17,925	$10,654	$12,636
Investment securities
Held-to-maturity	46,233	44,974	41,995
Available-for-sale	57,078	56,069	48,389
Loans held for sale	8,498	4,792	3,018
Loans
Commercial	84,620	80,377	77,454
Commercial real estate	42,258	42,795	40,797
Residential mortgages	51,337	51,619	51,965
Credit card	17,788	18,515	17,642
Other retail	47,652	49,264	48,568

Total loans, excluding covered loans	243,655	242,570	236,426
Covered loans	4,984	5,281	7,448

Total loans	248,639	247,851	243,874
Less allowance for loan losses	(4,013)	(4,039)	(4,132)

Net loans	244,626	243,812	239,742
Premises and equipment	2,551	2,618	2,614
Goodwill	9,374	9,389	9,422
Other intangible assets	3,225	3,162	3,337
Other assets	29,565	27,059	27,912

Total assets	$419,075	$402,529	$389,065

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$86,189	$77,323	$80,266
Interest-bearing	186,589	177,452	166,531
Time deposits greater than $100,000	24,070	27,958	29,465

Total deposits	296,848	282,733	276,262
Short-term borrowings	27,784	29,893	29,101
Long-term debt	34,141	32,260	25,891
Other liabilities	15,071	13,475	14,425

Total liabilities	373,844	358,361	345,679
Shareholders’ equity
Preferred stock	4,756	4,756	4,756
Common stock	21	21	21
Capital surplus	8,335	8,313	8,264
Retained earnings	44,434	42,530	40,573
Less treasury stock	(12,144)	(11,245)	(10,232)
Accumulated other comprehensive income (loss)	(865)	(896)	(682)

Total U.S. Bancorp shareholders’ equity	44,537	43,479	42,700
Noncontrolling interests	694	689	686

Total equity	45,231	44,168	43,386

Total liabilities and equity	$419,075	$402,529	$389,065

U.S. Bancorp
Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Total equity	$45,231	$44,965	$44,168	$43,829	$43,386
Preferred stock	(4,756)	(4,756)	(4,756)	(4,756)	(4,756)
Noncontrolling interests	(694)	(688)	(689)	(688)	(686)
Goodwill (net of deferred tax liability) (1)	(8,350)	(8,360)	(8,403)	(8,503)	(8,548)
Intangible assets, other than mortgage servicing rights	(744)	(783)	(824)	(877)	(925)

Tangible common equity (a)	30,687	30,378	29,496	29,005	28,471

Tangible common equity (as calculated above)	30,687	30,378	29,496	29,005	28,471
Adjustments (2)	125	158	172	187	224

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	30,812	30,536	29,668	29,192	28,695

Total assets	419,075	410,233	402,529	391,284	389,065
Goodwill (net of deferred tax liability) (1)	(8,350)	(8,360)	(8,403)	(8,503)	(8,548)
Intangible assets, other than mortgage servicing rights	(744)	(783)	(824)	(877)	(925)

Tangible assets (c)	409,981	401,090	393,302	381,904	379,592

Risk-weighted assets, determined in accordance with prescribed regulatory requirements (d)	333,177 *	327,709	317,398	311,914	309,929
Adjustments (3)	3,532 *	3,153	11,110	12,837	12,753

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)	336,709 *	330,862	328,508	324,751	322,682

Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	245,038 *	254,892	248,596	243,909	241,929
Adjustments (4)	3,721 *	3,321	3,270	3,443	3,383

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)	248,759 *	258,213	251,866	247,352	245,312

Ratios *
Tangible common equity to tangible assets (a)/(c)	7.5%	7.6%	7.5%	7.6%	7.5%
Tangible common equity to risk-weighted assets (a)/(d)	9.2	9.3	9.3	9.3	9.2
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(e)	9.2	9.2	9.0	9.0	8.9
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(f)	12.4	11.8	11.8	11.8	11.7

      *  Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

    (1) Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.

    (2) Includes net losses on cash flow hedges included in accumulated other comprehensive income and other adjustments.

    (3) Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.

    (4) Primarily reflects higher risk-weighting for mortgage servicing rights.